Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 17, 2010, with respect to the financial statements of Urology Associates of North Texas, L.L.P. and Subsidiaries contained in the registration statement and prospectus. We consent to the use of the aforementioned report in the registration statement and prospectus, and to the use of our name under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

March 10, 2011